Exhibit 3.1

                                     AMENDED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LAID BACK ENTERPRISES, INC.



TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:


     The undersigned corporation (this "Corporation"), an Oklahoma corporation, for the purpose of amending its Certificate of Incorporation (the "Certificate") pursuant to Section 1077 of the Oklahoma General Corporation Act (the "Act"), hereby certifies:

     FIRST: Name. The name of this Corporation is Laid Back Enterprises, Inc.

     SECOND: Registered Office. The name and street address of the registered agent of this Corporation in the State of Oklahoma and the street address of the registered office of this Corporation in the State of Oklahoma, which is the same as the street address of its registered agent, are:

                           Laid Back Enterprises, Inc.
                           4020 Will Rogers Parkway, Suite 700
                           Oklahoma City, Oklahoma 73108

     THIRD: Term. The term of this Corporation shall be perpetual.

     FOURTH: Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

     FIFTH: Capital Stock.

          (a) The total number of shares of capital stock which the Corporation has authority to issue is Twenty-Five Million (25,000,000) shares of common stock, $0.01 par value (hereinafter referred to as the "Common Stock"), and 1,984 shares of Preferred Stock, $100.00 par value (hereinafter referred to as the "Preferred Stock").

          (b) The attributes of the Common Stock and the Preferred Stock shall be as follows:

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               (1) Each share of Common Stock shall be equal to each other share of Common Stock and, when issued, shall be fully paid and nonassessable, and the private property of stockholders shall not be liable for corporate debts. The holders of Common Stock of the Corporation shall each be entitled to share in any dividends of the Corporation ratably if, as, and when declared by the Board of Directors.

               (2) Each holder of record of Common Stock shall have one vote for each share of Common Stock outstanding on the books of the Corporation.

               (3) Each share of Preferred Stock shall be equal to each other share of Preferred Stock and, when issued, shall be fully paid and nonassessable and the private property of the stockholders shall not be liable for the corporate debts. The holders of the Preferred Stock shall have no voting rights and no conversion rights.

               (4) Each holder of Preferred Stock shall be entitled to receive from the net earnings arising from the business of the Corporation, a fixed yearly dividend of ten percent (10%) on each share of Preferred Stock, payable monthly on the first day of each month in each year, before any dividends shall be set apart or paid on the Common Stock. Dividends on the Preferred Stock shall be cumulative, so that if in or for any year dividends amounting to ten percent (10%) shall not be paid on the Preferred Stock, the deficiency shall be charged upon the net earnings of the Corporation and be paid subsequently, before any dividends shall be set part or paid on the Common Stock. The holders of Preferred Stock shall not be entitled to any further dividends or share of profits beyond the cumulative yearly dividend of ten percent (10%).

               (5) In the event of liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of the Preferred Stock shall be entitled to be paid one hundred dollars ($100.00) per share and the unpaid dividends accrued thereon, before any amount shall be paid to the holders of the Common Stock; and, after the payment to the holders of the Preferred Stock, at the rate of one hundred dollars ($100.00) per share, and the unpaid accrued dividends thereon, the remaining assets and funds of the Corporation shall be divided and paid to the holders of the Common Stock pro rata according to the respective shares.

     SIXTH: Directors. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the next annual meeting of the Shareholders or until their successors are elected and qualify are as follows:

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       Name                                Mailing Address

George M. Colclasure                       4020 Will Rogers Parkway, Suite 700
                                           Oklahoma City, Oklahoma 73108

Deborah 0. Colclasure                      4020 Will Rogers Parkway, Suite 700
                                           Oklahoma City, Oklahoma 73108

Bernard W. McGowan                         4100 Will Rogers Parkway
                                           Oklahoma City, Oklahoma 73108

Seward E. Robb                             4020 Will Rogers Parkway, Suite 700
                                           Oklahoma City, Oklahoma 73108

The number of directors of this Corporation shall be as established by, or in the manner provided in, the Bylaws.

          (a) The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total, number of directors constituting the entire Board permits, with the term of office of one class expiring each year. At the first annual meeting of shareholders after the date of filing of this Certificate with the Oklahoma Secretary of State, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

          (b) Notwithstanding any other provision of this Certificate of the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at the meeting of the shareholders called for that purpose.

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     SEVENTH: Bylaws. The Bylaws for the governing of this Corporation may be adopted, amended, altered, repealed or readopted by the Board of Directors at any stated or special meeting of such board, but the powers of such directors in this regard shall at all times be subject to the rights of the shareholders to alter or repeal such Bylaws at any annual or special meeting of shareholders.

     EIGHTH: Regulation of Directors and Shareholders. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and shareholders:

               (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

               (2) The Board of Directors may classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption Of such stock.

               (3) The Board of Directors shall have power, if authorized by the Bylaws, to designate by resolution or resolutions adopted by a majority of the whole Board of Directors, one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolutions or in the Bylaws of the Corporation and permitted by the Act, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all instruments and documents which may require it.

               (4) If the Bylaws so provide, the Board of Directors of the Corporation shall have power to hold its meetings, to have an office or offices and, subject to the provisions of the Act, to keep the books of the Corporation, outside of the State of Oklahoma at such place or places as may from time to time be designated by it.

               (5) The Board of Directors shall have power to borrow or raise money, from time to time and without limit, upon any terms, for any corporate purposes; and subject to the Act, to authorize the creation and issue debentures, bonds, notices or other evidences of indebtedness for moneys so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine

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and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and good will of the Corporation then owned or thereafter acquired.

     The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other section of this Certificate or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Laws of the State of Oklahoma now or hereafter in force.

               (6) Notwithstanding any provision of law to the contrary and except as otherwise provided in Article SIXTH (B) and Article THIRTEENTH, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval and/or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

                    (i) the amendment of the certificate of incorporation of the Corporation;

                    (ii) the consolidation of the Corporation with one or more corporations to form a new consolidated corporation;

                    (iii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

                    (iv) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

                    (v) the participation by the Corporation in a share exchange as the Corporation the stock of which is to be acquired; and

                    (vi) the voluntary of involuntary liquidation, dissolution or winding-up of the Corporation.

     NINTH: No Preemptive Rights. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the capital stock of the Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

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     TENTH: Contract Conflict. To the extent permitted by law, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the Board of Directors or any committee thereof which authorizes the contract or transaction, or solely because the directors or officers of their votes are counted for each purpose.

     ELEVENTH: Indemnity. The Board of Directors is expressly authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement to the extent and in the manner prescribed by the laws of the State of Oklahoma.

     TWELFTH: Fiduciary Duty. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article TWELFTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under section 1174 of the Act, or (iv) for any transaction for which the director derived an improper personal benefit. No amendment to or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     THIRTEENTH: Shareholder Vote. Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation (and, in addition to any other vote that may be required by law, this Certificate or the Bylaws), the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the

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election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of Articles SIXTH (a), SEVENTH or THIRTEENTH of this Certificate of Incorporation.

     FOURTEENTH: Shareholder Vote. This Amended Certificate of Incorporation was duly adopted in accordance with Act Section 1077, after being proposed by the directors in the manner prescribed in Act Section 1077 and adopted by the shareholders in accordance with Act Section 1073.

     IN WITNESS WHEREOF, this Corporation has caused this Amended Certificate of Incorporation to be signed by its President and attested by its Secretary this 7th day of December, 1990.


                                            LAID BACK ENTERPRISES, INC.

                                            By:  /s/  Max Colclasure
                                               --------------------------------
                                                      Max Colclasure, President

ATTEST:

/s/  Terri D. Black
----------------------------------
     Terri D. Black, Secretary

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